Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8 pertaining to the 2000 Stock Plan, the 2007 Equity Incentive Plan and the 2007 Employee Stock Purchase Plan of Infinera Corporation and to the incorporation by reference therein of our report dated May 3, 2007 (except Note 1, as to which the date is May 15, 2007), with respect to the consolidated financial statements of Infinera Corporation included in its Registration Statement on Form S-1 (No. 333-140876), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 5, 2007